EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


To the Board of Directors
CNS Response, Inc.

We hereby consent to the incorporation by reference in this Registration Statement of CNS Response, Inc. and its subsidiary on Form S-8 of our report, dated December 7, 2007, on the financial statements of CNS Response, Inc. and its subsidiary as of September 30, 2007 and for each of the two years in the period ended September 30, 2007, which report appears in the Annual Report on Form 10-KSB of CNS Response, Inc. and its subsidiary for the year ended September 30, 2007, filed with the Securities and Exchange Commission on December 7, 2007.


/s/ Cacciamatta Accountancy Corporation
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Cacciamatta Accountancy Corporation

Costa Mesa, California
April 22, 2008